Exhibit 10.5

TAX ALLOCATION AGREEMENT

by and between

FORTUNE BRANDS, INC.

and

FORTUNE BRANDS HOME & SECURITY, INC.

Dated as of                  , 2011

i

SECTION 12.14	Termination	34
SECTION 12.15	Limited Liability	34
SECTION 12.16	Survival	34
SECTION 12.17	No Circumvention	34
SECTION 12.18	Changes in Law	35
SECTION 12.19	Authority	35
SECTION 12.20	Tax Allocation Agreements	35
SECTION 12.21	No Duplication; No Double Recovery	35

EXHIBITS

Exhibit A	Plan of Separation

SCHEDULES

Schedule 2.1(a)	Preparation of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns

Schedule 10.1(e)	Tax Services

v

TAX ALLOCATION AGREEMENT

This TAX ALLOCATION AGREEMENT (this “Agreement”) is made as of [                ], 2011, by and between Fortune Brands, Inc., a Delaware corporation (“Fortune Brands”), and Fortune Brands Home & Security, Inc., a Delaware corporation (“H&S”), and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands. Fortune Brands and H&S are referred to herein as “Parties” or each individually as a “Party.”

WHEREAS, Fortune Brands, through the H&S Subsidiaries (as defined herein) and the Transferred Subsidiaries (as defined herein), is engaged in the business of designing, manufacturing and selling home and security products, as described more fully in the Form 10 Registration Statement (as defined herein) (the “Transferred Business”);

WHEREAS, the board of directors of Fortune Brands (the “Fortune Board”) has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to transfer to H&S (i) 100% of the ownership interests of the Transferred Subsidiaries (as defined herein) and (ii) the Transferred Business Assets (as defined herein) as further described in the Separation and Distribution Agreement by and between Fortune Brands and H&S (the “Separation and Distribution Agreement”), dated [                ], 2011;

WHEREAS, the Fortune Board has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to distribute on a pro rata basis to the holders of shares of Fortune Brands’ common stock, par value $3.125 per share (“Fortune Brands Shares”), without any consideration being paid by the holders of such Fortune Brands Shares, all of the outstanding shares of H&S common stock, par value $0.01 per share (“H&S Shares”), owned by Fortune Brands as of the Distribution Date (as defined herein);

WHEREAS, for federal income tax purposes, the Contribution, Conversion and Distribution, together with the other actions described in Exhibit A, (collectively, the “Plan of Separation”) are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the distribution of H&S Shares to the stockholders of Fortune Brands, except for cash received in lieu of any factions H&S Shares, will qualify as tax-free under Section 355(a) of the Code to such stockholders and as tax-free to Fortune Brands under Section 361(c) of the Code; and

WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date, in line with the following: (i) H&S is responsible for and shall pay all taxes attributable to the H&S Business and will indemnify Fortune Brands for these taxes, (ii) Fortune Brands is responsible for and shall pay all taxes to the extent such taxes are not attributable to the H&S Business and will indemnify H&S for these taxes, (iii) the Parties will cooperate to efficiently settle Audits, (iv) the Parties are restricted from taking certain actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for tax-free or tax-favored treatment, and each Party will be responsible for any taxes imposed as a result of the failure of the Distribution or the internal transactions to qualify for tax-favored treatment under the Code if such failure is attributable to certain post-distribution actions taken by that Party or in respect of that Party’s shareholders, and (v) the Parties will cooperate fully and share information with respect to the tax matters covered herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Party” has the meaning set forth in Section 5.4.

“Active Business” means the business conducted by each of the Active Business Entities (as defined herein) as of the Distribution Date.

“Affiliate” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Active Business Entities” means (a) Fortune Brands International Corp., a Delaware corporation, (b) Moen Incorporated, a Delaware corporation, (c) Jim Beam Brands Co., a Delaware corporation, and (d) Wood Terminal Co., a Delaware corporation.

“Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in Chicago, Illinois.

“Challenging Party” has the meaning set forth in Section 9.2(d).

“Change of Control” means the occurrence of any of the following (a) the direct or indirect sale, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of a Party, (b) the adoption of a plan relating to the liquidation or dissolution of a Party other than (i) the consolidation with, merger into or transfer of all or part of the properties and assets of any Subsidiary of a Party to such Party or any other Subsidiary of such Party and (ii) the merger of a Party with an Affiliate solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction or changing such Party’s name, (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50 percent of the voting stock of such Party, measured by voting power rather than number of shares, (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of a Party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of a Party was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such Party then in office or (e) a Party consolidates with, or merges with or into, directly or indirectly, any unrelated Person, or any unrelated Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Code” has the meaning set forth in the recitals to this Agreement.

“Contribution” has the meaning set forth in Section 3.1(e) of the Separation and Distribution Agreement.

“Conversion” has the meaning set forth in Section 3.1(g) of the Separation and Distribution Agreement.

“Correlative Adjustment” means a disallowance of an item of deduction, loss or credit (or an increase of an item of income or gain) attributable to a Party or that Party’s Subsidiaries, that is included in a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date, and that directly results in a correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain) with respect to another Party or that Party’s Subsidiaries with respect to a Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period.

“Correlative Detriment” has the meaning set forth in Section 4.1(b).

“CPR” has the meaning set forth in Section 12.2(b).

“Dispute” has the meaning set forth in Section 12.2(a).

“Distribution” has the meaning set forth in Section 4.3 of the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the Contribution, Conversion, and Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); (b) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the Laws of other jurisdictions); or (c) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Plan of Separation to qualify for Tax-Free Status, in whole or in part.

“Distribution Tax-Related Losses” shall mean (a) all Distribution Taxes imposed pursuant to any Final Determination; (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any Fortune Brands Party or H&S Party in respect of the liability of shareholders, whether paid to shareholder or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion to have Tax-Free Status.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

“Effective Time” has the meaning set forth in Section 4.3 of the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Fortune Brands and H&S, dated as [            ], 2011.

“Estimated Tax Return” has the meaning set forth in Section 2.1(c)(iv).

“Final Amount” has the meaning set forth in Section 9.2(d).

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b)	a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)	any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(d)	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Form 10 Registration Statement” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Fortune Board” has the meaning set forth in the recitals to this Agreement.

“Fortune Brands” has the meaning set forth in the first paragraph of this Agreement.

“Fortune Brands Business” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Fortune Brands Non-Separated Issue” has the meaning set forth in Section 9.2(b)(iii) of this Agreement.

“Fortune Brands Parties” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Fortune Brands Party’s Tax Attributes” has the meaning set forth in Section 5.2(a) of this Agreement.

“Fortune Brands Separated Issue” has the meaning set forth in Section 9.2(b)(ii) of this Agreement.

“Fortune Brands Shares” has the meaning set forth in the recitals to this Agreement.

“Fortune Brands Tainting Act” has the meaning set forth in Section 5.1(a).

“H&S” has the meaning set forth in the first paragraph of this Agreement.

“H&S Allocable Audit Portion” means the amount of any additional Taxes due and payable that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such Pre-Distribution Tax Period or Straddle Tax Period to the extent such Taxes are attributable to any H&S-Fortune Brands Entities. The determination of the amount of additional Taxes due and payable that are attributable to the H&S-Fortune Brands Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable from the Final Determination that are not attributable to the operations conducted through the H&S Business; provided, however, that (a) and (b) shall be determined by ignoring any available losses, deductions, allowances or credits of the Fortune Brands Parties that are permitted or allowed as a result of consolidated, combined, unitary, group, or similar relief of the Parties (or their Subsidiaries).

“H&S Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes due and payable, after taking into account all prior payments, including estimated payments, for such Pre-Distribution Tax Period or Straddle Tax Period attributable to any H&S-Fortune Brands Entity. The determination of the amount of Taxes due and payable that are attributable to the H&S-Fortune Brands Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return were recalculated excluding the H&S-Fortune Brands Entities; provided, however, that (a) and (b) shall be determined by ignoring any available losses, deductions, allowances or credits of Fortune Brands that are permitted or allowed as a result of consolidated, combined, unitary, group, or similar relief of the Parties (or their Subsidiaries). To the extent the H&S Allocable Portion is determined to be less than zero (for example, due to an overpayment of estimated taxes by an H&S Party to a Fortune Brands Party), such amount shall be treated as a Refund to which H&S is entitled as of the due date of the applicable Tax Return. Notwithstanding anything to contrary, the H&S Allocable Portion shall be computed by taking into account any W-2 wages of any Fortune Brands Party, as permitted under Law, for purposes of determining the eligibility for any deduction allowable under Section 199 of the Code.

“H&S Business” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“H&S-Fortune Brands Entities” mean each of the H&S Parties that has filed or is required to file, with respect to itself, its predecessor or any of its assets, any Tax Return on a consolidated, combined, unitary, group, or other basis with any Fortune Brands Party.

“H&S Non-Separated Issue” has the meaning set forth in Section 9.2(b)(iii) of this Agreement.

“H&S Parties” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“H&S Party’s Tax Attributes” has the meaning set forth in Section 5.2(b) of this Agreement.

“H&S Separated Issue” has the meaning set forth in Section 9.2(b)(ii) of this Agreement.

“H&S Settlement Amount” has the meaning set forth in Section 9.2(d) of this Agreement.

“H&S Shares” has the meaning set forth in the recitals to this Agreement.

“H&S Subsidiaries” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“H&S Tainting Act” has the meaning set forth in Section 5.1(b).

“Income Taxes” mean:

(a)	all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

“Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party.

“Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another.

“Initial Amount” has the meaning set forth in Section 9.2(d).

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“IRS Ruling” means the requests submitted to the IRS for all private letter rulings to be obtained by Fortune Brands from the IRS in connection with the Plan of Separation, and any supplemental materials submitted to the IRS relating thereto, and the IRS private letter rulings received by Fortune Brands with respect to the Plan of Separation.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

“McDermott” means McDermott Will & Emery LLP.

“Mediation Request” has the meaning set forth in Section 12.2(b).

“Non-Acting Party” has the meaning set forth in Section 5.4.

“Non-Challenging Party” has the meaning set forth in Section 9.2(d).

“Non-Challenging Party’s Benefit” has the meaning set forth in Section 9.2(d).

“Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Plan of Separation” has the meaning set forth in the recitals to this Agreement.

“Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Post-Distribution Tax Period.

“Post-Distribution Ruling” has the meaning set forth in Section 5.4.

“Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.

“Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Pre-Distribution Tax Period.

“Pre-Distribution Tax Period” means a Tax year beginning and ending on or before the Distribution Date.

“Pre-Distribution U.S. Income Tax Audit” means any Audit of any U.S. federal, state, or local Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period which includes an H&S-Fortune Brands Entity.

“Preparing Party” has the meaning set forth in Section 2.1(a).

“Prime Rate” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Procedure” has the meaning set forth in Section 12.2(b).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which a Party (or any successor thereto) would merge or consolidate with any other Person, or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any Party (or any successor thereto) or one or more holders of its stock, respectively, any amount of stock of the Party, as the case may be, that would, when combined with any other changes in ownership of the stock of the Party, comprise more than 35 percent of (a) the value of all outstanding stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Qualified Tax Counsel” means any law firm or accounting firm of national reputation approved by Fortune Brands or H&S, as appropriate, which approval shall not be unreasonably withheld.

“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund.

“Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Restricted Person” means any Person that had in effect at any time during the two-year period preceding the Distribution Date, a confidentiality agreement with any Fortune Brands Party or H&S Party in respect of the potential acquisition of any of the Active Businesses and each of such Person’s Affiliates, successors and assigns.

“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Straddle Tax Period.

“Straddle Tax Period” means a Tax year beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Tainting Act” has the meaning set forth in Section 5.3.

“Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use, unclaimed property or other taxes, levies, imposts, duties, charges, or withholdings of any nature. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

“Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

“Tax Benefit” means the reduction in Taxes resulting from the payment by a Party (or its Subsidiaries) of amounts that are indemnified by the other Party under this Agreement or the Separation and Distribution Agreement.

“Tax-Free Status” means the qualification of the Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).

“Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by McDermott to Fortune Brands or any of its Subsidiaries in connection with the Plan of Separation.

“Tax Package” means:

(a)	a pro forma Tax Return relating to the operations of any H&S Party that is required to be included in an Income Tax Return that is required to be filed by any Fortune Brands Party; and

(b)	all information relating to the operations of the H&S Parties that is reasonably necessary to prepare and file such pro forma Tax Return consistent with past practices.

“Tax Representation Letter” means any letter containing certain representations and covenants issued by Fortune Brands or any of its Subsidiaries to McDermott in connection with the Tax Opinions.

“Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Timing Item” has the meaning set forth in Section 4.1(b) of this Agreement.

“Total Benefit” has the meaning set forth in Section 9.2(d).

“Transaction Agreements” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Transferred Business” has the meaning set forth in the recitals to this Agreement

“Transferred Business Assets” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Transferred Subsidiaries” has the meaning set forth in Section 1.1 of the Separation and Distribution Agreement.

“Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means an unqualified reasoned “will” opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to Fortune Brands or H&S, as applicable, and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax for purposes of this definition. For purposes hereof, an opinion is “reasoned” if it describes the reasons for the conclusions, including the facts and analysis supporting the conclusions.

“U.S.” means the United States.

SECTION 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any Law means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by Fortune Brands and its Subsidiaries, including H&S, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and the Separation and Distribution Agreement or any of the other Transaction Agreements, the provisions of this Agreement shall control with respect to all matters related to Taxes or Tax Returns of the Fortune Brands Parties or the H&S Parties unless explicitly stated otherwise herein or therein;

(x) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

SECTION 2.1 Responsibility of Parties to Prepare and File Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns.

(a) General. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.1(a) sets forth the Parties (each, a “Preparing Party”) that are responsible for preparing or causing to be prepared all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns. Unless otherwise provided in this Agreement, the Preparing Party is responsible for the costs and expenses associated with such preparation. The Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return under applicable Law shall timely file or cause to be timely filed such Income Tax Returns with the applicable Taxing Authority. Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns shall be prepared and filed in a manner (i) consistent with the past practice of the Parties and their Subsidiaries unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. No Parties shall take any actions inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Income Tax on or prior to the Distribution Date.

(b) Tax Package. To the extent not previously provided, the Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Pre-Distribution Income Tax Return or a Straddle Period Income Tax Return includes items of that Party or its Subsidiaries, prepare and provide or cause to be prepared and provided to the Preparing Party a Tax Package relating to that Pre-Distribution Income Tax Return or Straddle Period Income Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Subsidiaries. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), the Preparing Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return.

(c) Procedures Relating to the Review and Filing of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns.

(i) In the case of Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns, to the extent not previously filed, no later than 30 days prior to the Due Date of each such Tax Return (reduced to 15 days for state or local Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Party. The other Party shall have access to any and all data and information necessary for the preparation of all such Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax

Returns. Subject to the preceding sentence, no later than 15 days after receipt of such Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns (reduced to 5 days for state or local Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns), the other Party shall have a right to object to such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return (or items with respect thereto) by written notice to the Preparing Party; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii) With respect to a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return submitted by the Preparing Party to the other Party pursuant to Section 2.1(c)(i), if the other Party does not object by proper written notice described in Section 2.1(c)(i), such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1(c)(ii). If a Party does object by proper written notice described in Section 2.1(c)(i), the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not resolved the disputed item or items by the day 5 days prior to the Due Date of such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii) In the event that a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.1(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 12.2. In the event that the resolution of such disputed item (or items) in accordance with Section 12.2 with respect to a Pre-Distribution Income Tax Return or a Straddle Period Income Tax Return is inconsistent with such Pre-Distribution Income Tax Return or Straddle Period Income Tax Return as filed, the Preparing Party (with cooperation from the other Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Pre-Distribution Income Tax Return or Straddle Period Income Tax Return is adjusted as a result of a resolution pursuant to Section 12.2, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(iv) Notwithstanding anything to the contrary in this Section 2.1, in the case of any Income Tax Return for estimated Taxes (“Estimated Tax Return”) for a Pre-Distribution Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of such Estimated Tax Return (together with all related work papers) to the other Party. The other Party shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns in a manner consistent with past practice. Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Party (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.1(c)(ii) shall apply to such Estimated Tax Return.

(v) For the avoidance of doubt, Section 2.1(c) shall only apply to Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns which could reasonably result in both Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to the other Party pursuant to Section 9.3.

SECTION 2.2 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns. The Party or its Subsidiary responsible under applicable Law for filing a Post-Distribution Income Tax Return or a Non-Income Tax Return shall prepare and timely file or cause to be prepared and timely filed that Tax Return (at that Party’s own cost and expense).

SECTION 2.3 Time of Filing Tax Returns; Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties (or any of their Subsidiaries) in connection with the Plan of Separation, the IRS Ruling, the Tax Representation Letter and the Tax Opinion.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

SECTION 3.1 Responsibility of Fortune Brands for Taxes. Except as otherwise provided in this Agreement, Fortune Brands shall be liable for and shall pay or cause to be paid the following Taxes:

(a) to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns that Fortune Brands is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1; and

(b) to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Fortune Brands is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2.

SECTION 3.2 Responsibility of H&S for Taxes. Except as otherwise provided in this Agreement, H&S shall be liable for and shall pay or cause to be paid the following Taxes:

(a) to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns that H&S is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b) to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that H&S is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2; and

(c) to Fortune Brands, the H&S Allocable Portion computed with respect to the H&S-Fortune Brands Entities.

SECTION 3.3 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

SECTION 4.1 Refunds.

(a) Each Party (and its Subsidiaries) (the “Claiming Party”) shall be entitled to Refunds that relate to Taxes for which it (or its Subsidiaries) is liable for hereunder.

(b) Notwithstanding Section 4.1(a), to the extent a claim for a Refund results in a Correlative Detriment to the other Party (or its Subsidiaries), any such Refund that is received by the Claiming Party (or its Subsidiaries) shall, and only to the extent thereof, be paid proportionately to the other Party (or its Subsidiaries) that incurs such Correlative Detriment. A “Correlative Detriment” is an increase in a Tax of a Party (or its Subsidiaries) that occurs as a result of the Tax position that is the basis for a claim for Refund by the Claiming Party or for a Final Determination. For the avoidance of doubt, a Correlative Detriment does not include an item that results in a temporary increase in a Tax of a Party (or its Subsidiaries) that will be recovered through a deduction under Section 162 of the Code or a similar provision of Law in one or more subsequent years or recovered through amortization or depreciation deductions allowed under Sections 167, 168, or 197 of the Code or similar provisions of Law (a “Timing Item”).

(c) Any Refund or portion thereof to which a Claiming Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by the other Party (or its Subsidiaries) shall be paid by such other Party to the Claiming Party in immediately available funds in accordance with Article VIII. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to the Claiming Party pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

SECTION 4.2 Carrybacks. Each of the Parties shall be permitted (but not required) to carryback (or to cause its Subsidiaries to carryback) a Tax Attribute realized in a Post-Distribution Tax Period or a Straddle Tax Period to a Pre-Distribution Tax Period or a Straddle Tax Period only if such carryback cannot reasonably result in the other Party (or its Subsidiaries) being liable for additional Taxes. If a carryback could reasonably result in the other Party (or its Subsidiaries) being liable for additional Taxes, such carryback shall be permitted only if such Party consents to such carryback. Notwithstanding anything to the contrary in this Agreement, any Party that has claimed (or caused one or more of its Subsidiaries to claim) a Tax Attribute carryback shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim

SECTION 4.3 Amended Tax Returns.

(a) Notwithstanding Section 2.1, any Fortune Brands Party or H&S Party that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period shall be permitted to prepare and file such amended Tax Return at its own cost and expense; provided, however, that such amended Tax Return shall be prepared in a manner (i) consistent with the past practice of the Parties (and their Subsidiaries) unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letter, and the Tax Opinion. Notwithstanding anything to contrary contained herein, if such amended Tax Return could reasonably result in the other Party becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Section 9.3, then such amended Tax Return shall be permitted only if the consent of such other Party is obtained. The consent of such other Party shall not be unreasonably withheld and shall be deemed to be obtained in the event that a Party (or its Subsidiary) is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX.

(b) A Party (or its Subsidiary) that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of the other Party.

(c) A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the Party consented to the filing of such amended Tax Return giving rise to such liability.

ARTICLE V

DISTRIBUTION TAXES

SECTION 5.1 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 5.3, of any Fortune Brands Party (a “Fortune Brands Tainting Act”), then Fortune Brands shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 5.3, of any H&S Party (an “H&S Tainting Act”), then H&S shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a Fortune Brands Tainting Act and an H&S Tainting Act, then (i) Fortune Brands shall be responsible for any Distribution Tax-Related Losses if the Fortune Brands Tainting Act occurs prior to the H&S Tainting Act and (ii) H&S shall be responsible for any Distribution Tax-Related Losses if the H&S Tainting Act occurs prior to the Fortune Brands Tainting Act; and

(d) if such Distribution Taxes are not attributable to a Fortune Brands Tainting Act or an H&S Tainting Act, then the Parties shall work in good faith to equitably resolve the matter; provided that in the event the Parties cannot agree, the matter shall be resolved in accordance with Sections 12.2 and 12.4.

SECTION 5.2 Payment for Use of Tax Attributes.

(a) If H&S would have been responsible under Section 5.1 for Distribution Taxes but for the use of Tax Attributes that are attributable to any Fortune Brands Party (the “Fortune Brands Party’s Tax Attributes”), then H&S shall pay to Fortune Brands the amount of Distribution Taxes that did not become due and payable as a result of the use of the Fortune Brands Party’s Tax Attributes.

(b) If Fortune Brands would have been responsible under Section 5.1 for Distribution Taxes but for the use of Tax Attributes that are attributable to any H&S Party (the “H&S Party’s Tax Attributes”), then Fortune Brands shall pay to H&S the amount of Distribution Taxes that did not become due and payable as a result of the use of the H&S Party’s Tax Attributes.

(c) The amount of Distribution Taxes shall be calculated by assuming that (i) no Tax Attribute or other item of income, loss, deduction or credit applies to reduce the amount of the Distribution Tax and (ii) the Distribution Tax is determined at the highest applicable rate of Tax.

SECTION 5.3 Definition of Tainting Act. For purposes of this Agreement, a Tainting Act is:

(a) any act, or failure or omission to act, by any Party following the Distribution that results in any Fortune Brands Party being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, or (ii) occurs during or after the Restricted Period; or

(b) the direct or indirect acquisition of all or a portion of the stock of any Party (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person including pursuant to an issuance of stock by any Party.

SECTION 5.4 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, neither Fortune Brands nor H&S shall:

(a) enter into, or permit to be entered into on its behalf, any agreement, understanding, arrangement, or substantial negotiations (within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) with a Restricted Person regarding a Proposed Acquisition Transaction;

(b) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to Fortune Brands or H&S;

(c) merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities; provided, however, that Section 5.4(c) shall not apply to the merger of Beam Inc. with and into Fortune Brands;

(d) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(e) approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(f) sell or otherwise dispose of more than 35 percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent of its consolidated gross or net assets of Fortune Brands, H&S or more than 35 percent of the consolidated gross or net assets of any of the Active Business Entities (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the Distribution Date);

(g) amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Fortune Brands or H&S;

(h) issue shares of a new class of nonvoting stock or approve or allow Fortune Brands or H&S to issue shares of a new class of nonvoting stock;

(i) purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(j) take any action or fail to take any action, or permit any other Fortune Brands Party or H&S Party to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the IRS Ruling or in any Tax Representation Letter, or that is inconsistent with any ruling or opinion in the IRS Ruling or any Tax Opinion; or

(k) take any action or permit any other Fortune Brands Party or H&S Party to take any action (including any transactions with a third-party or any transaction with any H&S

Party) that, individually or in the aggregate (taking into account other transactions described in this Section 5.4) would be reasonably likely to jeopardize Tax-Free Status;

provided, however, that Fortune Brands and H&S shall be permitted to take such action or one or more actions set forth in the foregoing clauses (b) through (k) (but not clause (a)) if, prior to taking any such actions, the Party taking the action (the “Acting Party”) set forth in the foregoing clauses (b) through (k) shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to the other Party (the “Non-Acting Party”) in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition on the Non-Acting Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes or (2) have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to the Non-Acting Party, acting reasonably and in good faith solely to prevent the imposition on the Non-Acting Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes. The Acting Party shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Non-Acting Party as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (b) through (k). The Non-Acting Party’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. The Acting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Non-Acting Party for all reasonable out-of-pocket costs and expenses that the Non-Acting Party may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

SECTION 5.5 IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished by it (or its Subsidiaries) in or with respect to the IRS Ruling, the Tax Representation Letters, or the Tax Opinions are accurate and complete as of the Effective Time. Each Party covenants (1) to use its best efforts, and to cause its Subsidiaries to use their best efforts, to verify that such information and representations are accurate and complete as of the Effective Time; and (2) if, after the Effective Time, any Fortune Brands Party or H&S Party obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Party. Except in accordance with Section 5.4, no Fortune Brands Party or H&S Party shall take any action or fail to take any action, or permit any other Fortune Brands Party or H&S Party to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions.

SECTION 5.6 Timing of Payment of Distribution Tax-Related Losses. All amounts required to be paid by one Party to the other Party pursuant to this Article V shall be paid or caused to be paid by one Party to the other Party in accordance with Article VIII.

ARTICLE VI

EMPLOYEE BENEFIT MATTERS

SECTION 6.1 Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Entitlement to Deduction. For all Post-Distribution Tax Periods, solely the Party (or its Subsidiary) that currently employs the relevant individual or, if such individual is not currently employed by a Party, the Party (or its Subsidiary) that most recently employed such individual, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article VI of the Employee Matters Agreement, shall be entitled to claim any Income Tax deduction arising after the Distribution Date in respect of such equity awards and other incentive compensation on its respective Tax Return.

(b) Withholding and Reporting. The Party (or its Subsidiary) that claims the deduction described in Section 6.1(a) shall be responsible for all applicable Taxes (including withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the equity awards and other incentive compensation that gives rise to the deduction. The Parties shall cooperate (and shall cause their Subsidiaries to cooperate) so as to permit the Party (or Subsidiary thereof) claiming such deduction described in Section 6.1(a) to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Party claiming the deduction (or its Subsidiary) as the withholding and reporting agent if that Party (or any of its Subsidiaries) is not otherwise required or permitted to withhold and report under applicable Law.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Indemnification Obligations of Fortune Brands. Fortune Brands shall indemnify each of the H&S Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which Fortune Brands is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Fortune Brands under this Agreement.

SECTION 7.2 Indemnification Obligations of H&S. H&S shall indemnify each of the Fortune Brands Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which H&S is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of H&S under this Agreement.

ARTICLE VIII

PAYMENTS

SECTION 8.1 Payments

(a) General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement:

(i) Aggregate Payments of Less than $250,000. If such payments are in the aggregate less than $250,000 (two hundred and fifty thousand dollars) during the calendar quarter, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 12.11 on the first day of the calendar quarter following the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 Business Days after notice of such payment is delivered to the Indemnifying Party.

(ii) Payments Equal to or Greater than $250,000. If such payments are in the aggregate equal to or greater than $250,000 (two hundred and fifty thousand dollars) during the calendar quarter, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 12.11 during the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 Business Days after delivery of the written notice that resulted in aggregate payments for the calendar quarter equaling $250,000 (two hundred and fifty thousand dollars) or greater.

(b) Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 12.11 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Section 8.1 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in Section 8.1(a), such Indemnifying Party shall be considered to be in breach of its covenants and obligations established in this Section 8.1 and the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses (other than consequential damages) incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

(c) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

SECTION 8.2 Treatment of Payments under this Agreement and the Separation and Distribution Agreement. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any payments made by a Party under this Agreement or the Separation and Distribution Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of assumed or retained liabilities, as appropriate.

SECTION 8.3 Tax Gross Up. If, notwithstanding the manner in which payments were reported, there is an Income Tax incurred by a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, as applicable, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of Income Taxes payable with respect to the receipt thereof (but taking into account all Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement or the Separation and Distribution Agreement, as applicable. This Section 8.3 shall not apply to any payment (or part thereof) made by an H&S Party to a Fortune Brands Party which is treated by Fortune Brands as nonqualified property for U.S. federal income tax purposes in connection with the Contribution and Conversion.

SECTION 8.4 Interest or Expenses. Anything herein to the contrary notwithstanding, to the extent the Indemnifying Party makes a payment of interest or other expense reimbursement to the Indemnified Party under this Agreement or the Separation and Distribution Agreement, the interest payment shall be treated as an expense under Section 162 or Section 163 of the Code, as applicable, to the Indemnifying Party (deductible to the extent provided by Law) and as income by the Indemnified Party (includible in income to the extent provided by Law). The amount of the payment of interest or other expense reimbursement shall not be adjusted under Section 8.3 to take into account any associated Tax Benefit to the Indemnifying Party or Tax detriment to the Indemnified Party.

SECTION 8.5 Payments Net of Tax Benefits. If not otherwise provided in this Agreement, the amounts payable under this Agreement or the Separation and Distribution Agreement by one Party to another Party shall be reduced by the amount of any Tax Benefit obtained by the Party receiving such payment.

ARTICLE IX

AUDITS

SECTION 9.1 Notice. Within 10 Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt and send such notice to the other Party in accordance with Section 12.11. The failure of one Party to notify the other Party of an Audit shall not relieve such other Party of any liability or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

SECTION 9.2 Audit Administration.

(a) Administering Party. Subject to Sections 9.2(b) and 9.2(c):

(i) Fortune Brands and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits.

(ii) Audits other than Pre-Distribution U.S. Income Tax Audits shall be administered and controlled by the Party or Subsidiary thereof that is primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(b) Administration and Control; Cooperation.

(i) Except as provided in Section 9.2(b)(ii), Fortune Brands shall have sole responsibility for administration and control (including settlement authority) over all Pre-Distribution U.S. Income Tax Audits; provided that H&S shall have the right to participate in such Audit pursuant to Section 9.2(c) and as otherwise contemplated by this Section 9.2(b), but only to the extent that such Audit relates to Taxes for which H&S would be liable under Section 9.3(a)(ii).

(ii) In the case of a Pre-Distribution U.S. Income Tax Audit involving Taxes for which each of Fortune Brands and H&S would be liable pursuant to Section 9.3(a) of this Agreement, the Parties agree to use reasonable best efforts to separate the issues for resolution, in which case the Party that would be liable for any Tax relating to such issue shall have sole responsibility for the administration and control (including settlement authority) of the separated issue, provided that—

(1) H&S shall only have sole responsibility for the settlement of the separated issue if (x) the issue, as asserted by the Taxing Authority, would cause an individual payment obligation for H&S of $75,000 (seventy-five thousand dollars) or greater (including tax, interest and penalties) under this Agreement (an “H&S Separated Issue”) and (y) all H&S Separated Issues and H&S Non-Separated Issues (as defined below) would cause an aggregate payment obligation for H&S of $750,000 (seven hundred and fifty thousand dollars) or greater under this Agreement. In addition to the conditions above, in the case of a Change of Control of H&S, H&S shall provide Fortune Brands an opinion from Qualified Counsel concluding that H&S more likely than not shall prevail on the H&S Separated Issues.

(2) Fortune Brands shall have sole responsibility for the settlement of all separated issues, other than H&S Separated Issues for which H&S has sole settlement responsibility under Section 9.2(b)(ii)(1), except that Fortune Brands shall accept or enter into a settlement of such issues at the reasonable request of H&S unless: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for Fortune Brands of $75,000 (seventy-five thousand dollars) or greater (including tax, interest and penalties) (a “Fortune Brands Separated Issue”) and (y) the settlement of all Fortune Brands Separated Issues and Fortune Brands Non-Separated Issues (as defined below) would cause an aggregate payment obligation for Fortune Brands of $750,000 (seven hundred and fifty thousand dollars) or greater. In addition to the conditions above, in the case of a Change of Control of Fortune Brands, Fortune Brands shall provide H&S an opinion from Qualified Counsel concluding that Fortune Brands more likely than not shall prevail on the Fortune Brands Separated Issues.

(iii) To the extent that issues in a Pre-Distribution Income Tax Audit cannot be separated—

(1) Fortune Brands shall not accept or enter into a settlement without the consent of H&S (which shall not be unreasonably withheld) if: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for H&S of $75,000 (seventy-five thousand dollars) or greater (including tax, interest and penalties) under this Agreement (an “H&S Non-Separated Issue”); (y) H&S has provided Fortune Brands with H&S’s responses to all information document requests or similar requests from the Taxing Authority with respect to all H&S Non-Separated Issues and (z) all H&S Non-Separated Issues and H&S Separated Issues would cause an aggregate payment obligation for H&S of $750,000 (seven hundred and fifty thousand dollars) or greater under this Agreement. In addition to the conditions above, in the case of a Change of Control of H&S, H&S shall provide Fortune Brands an opinion from Qualified Counsel concluding that H&S more likely than not shall prevail on the H&S Non-Separated Issues.

(2) Fortune Brands shall accept or enter into a settlement at the reasonable request of H&S unless: (x) the settlement relates to an issue the settlement of which would cause an individual payment obligation for Fortune Brands of $75,000 (seventy-five thousand dollars) or greater (including tax, interest and penalties) under this Agreement (a “Fortune Brands Non-Separated Issue”); (y) Fortune Brands has provided H&S with Fortune Brands’ responses to all information document requests or similar requests from the Taxing Authority with respect to all Fortune Brands Non-Separated Issues and (z) the settlement of all Fortune Brands Non-Separated Issues and Fortune Brands Separated Issues would cause an aggregate payment obligation for Fortune Brands of $750,000 (seven hundred and fifty thousand dollars) or greater. In addition to the conditions above, in the case of a Change of Control of Fortune Brands, Fortune Brands shall provide H&S an opinion from Qualified Counsel concluding that Fortune Brands more likely than not shall prevail on the Fortune Brands Non-Separated Issues.

(c) Participation Rights; Information Sharing.

(i) The Parties shall arrange for a meeting or conference call to be held on a monthly basis (or on such other basis as the Parties may agree) in order to facilitate regular communication on the status of any Pre-Distribution U.S. Income Tax Audit. The Parties may determine from time to time to have separate special meetings to discuss significant Audit issues.

(ii) Upon the reasonable request of H&S or Fortune Brands, as the case may be, Fortune Brands and its Subsidiaries or H&S and its Subsidiaries, shall make available relevant personnel to meet with the other Party, its Subsidiaries, or its independent auditor, in order to review the status of any Pre-Distribution U.S. Income Tax Audit.

(iii) H&S shall have access to any written documentation in the possession of any Fortune Brands Party that pertains to any Pre-Distribution U.S. Income Tax Audit (including any written summaries of issues that any Fortune Brands Party has developed in the context of evaluating financial reporting matters) and Fortune Brands shall make such documentation available to H&S in the offices of Fortune Brands. Such access shall be provided at such times and in such manner as the Parties agree, but no less frequently than monthly. Copies of the documentation will be made available to H&S at its sole cost and expense.

(iv) With respect to any Pre-Distribution U.S. Income Tax Audit, H&S’s participation rights shall include, but not be limited to, the right to attend all conferences and participate in all conversations with the Taxing Authority relating to both H&S Separated Issues and H&S Non-Separated Issues. Fortune Brands shall provide on a timely basis to H&S copies of all documents, including but not limited to all correspondence with the Taxing Authority, which relates to an H&S Separated Issue or H&S Non-Separated Issue. In addition, Fortune Brands shall provide H&S all submissions to the Taxing Authority which relate to an H&S Separated Issue or a H&S Non-Separated Issue at least 2 Business Days in advance of submitting to the Taxing Authority to allow H&S the opportunity to review and comment on the proposed submission.

(d) Costs and Expenses. Each Party (or its Subsidiaries) shall be responsible for its own costs and expenses (including all costs and expenses of calculating Taxes and other amounts payable and any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states) incurred with respect to a Pre-Distribution U.S. Income Tax Audit; provided, however, that if a Party (the “Challenging Party”) incurs costs and expenses related to the contest of an issue with respect to such Pre-Distribution U.S. Income Tax Audit for which the other Party (the “Non-Challenging Party”) could be liable under this Agreement and the Non-Challenging Party opts to discontinue the contest of the issue, then the Challenging Party shall be permitted to recover from the Non-Challenging Party and the Non-Challenging Party shall pay such costs and expenses incurred by the Challenging Party to contest such issue in an amount equal to (i) the ratio of the Non-Challenging Party’s Benefit to the Total Benefit, multiplied by (ii) the costs and expenses incurred by the Challenging Party with respect to the issue; provided, however, that such amount shall not exceed the Non-Challenging Party’s Benefit (tax effected at the highest applicable Income Tax rate). For purposes of this Section 9.2(d), the “Total Benefit” shall be equal to excess of (i) the amount by which the Taxing

Authority is willing to accept in settlement of the issue (the “Initial Amount”) over (ii) the amount ultimately included in a Final Determination in respect to the issue (the “Final Amount”). For purposes of this Section 9.2(d), the “Non-Challenging Party’s Benefit” shall equal the excess of (but not below zero) (i) the Non-Challenging Party’s allocable portion of the Initial Amount, as determined under this Agreement over (ii) the Non-Challenging Party’s allocable portion of the Final Amount, as determined under this Agreement.

SECTION 9.3 Payment of Audit Amounts.

(a) Pre-Distribution U.S. Income Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution U.S. Income Tax Audit:

(i) Fortune Brands shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii) H&S shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority or Fortune Brands (as the case may be) an amount equal to the H&S Allocable Audit Portion of the additional Taxes due and payable as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(b) Audits Other than Pre-Distribution U.S. Income Tax Audits. In connection with any Final Determination with respect to an Audit other than a Pre-Distribution U.S. Income Tax Audit:

(i) Fortune Brands shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the amount due and payable as a result of such Final Determination to the extent Fortune Brands is responsible for such amounts under applicable Law.

(ii) H&S shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the amount due and payable as a result of such Final Determination to the extent H&S is responsible for such amounts under applicable Law.

(c) Adjustments to Refunds. Notwithstanding Section 9.3(a) or 9.2(b), if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by a Party (or its Subsidiary) in accordance with Section 4.1, such Party shall pay any Taxes that become due and payable as a result of such adjustment.

(d) Payment Procedures.

(i) Preliminary Determination. In connection with any Final Determination with respect to an Audit that results in an amount to be paid pursuant to Section 9.3(a), Fortune Brands shall, within 30 Business Days following a final resolution of such Audit, submit in writing to H&S a preliminary determination (calculated and explained in detail reasonably sufficient to enable H&S to fully understand the basis for such determination and to permit H&S to satisfy its financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), as applicable.

(ii) Access to Data. Fortune Brands shall have access to all data and information necessary to calculate such amounts and H&S shall cooperate fully in the determination of such amounts.

(iii) Objection Rights. Within 20 Business Days following the receipt by H&S of the information described in Section 9.3(d)(i), H&S shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to Fortune Brands; such written notice shall contain such disputed item or items and the basis for the objection. If H&S does not object by proper written notice to Fortune Brands within such 20 day period, the calculation of the amounts due and owing from H&S shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of Section 9.3(d). If H&S objects by proper written notice to Fortune Brands within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable, and if any such dispute is not resolved within 30 days, such dispute shall be deemed not to have been resolved pursuant to Section 12.2(a) and shall be resolved in accordance with Section 12.2(b). Notwithstanding any pending dispute with respect to the H&S Allocable Audit Portion, Fortune Brands is responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination and shall make such payments to such Taxing Authority prior to the due date for such payments. H&S shall reimburse Fortune Brands in accordance with Article VIII for the portion of such payments for which H&S is liable (including interest thereon determined pursuant to Section 8.1(b) commencing from the date Fortune Brands made the payment described in the preceding sentence), if any, pursuant to this Section 9.3.

SECTION 9.4 Correlative Adjustments. If a Pre-Distribution U.S. Income Tax Audit results in a Final Determination that causes a Correlative Adjustment to one Party (or its Subsidiary) and a corresponding Tax Benefit to the other Party (or its Subsidiary), such other Party shall pay the amount of the Tax Benefit to the first Party.

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

SECTION 10.1 Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from the other Party, or from an agent, representative, or advisor to the other Party, in connection with the preparation and filing of Tax Returns, claims for Refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or any Subsidiary thereof, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of either Party or Subsidiary thereof. Such cooperation shall include:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of copies of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or any Subsidiary thereof);

(c) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any documentation and provide additional facts, insights or views as requested by the other Party that may be necessary or reasonably helpful in connection with any of the foregoing (including any information contained in Tax or other financial information databases);

(d) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the other Party or any Subsidiary thereof; and

(e) such services as described on Schedule 10.1(e).

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except as explicitly provided in this Agreement, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1. Notwithstanding the foregoing, in no event shall the H&S Parties be required to comply with the foregoing provisions of this Section 10.1 to the extent that compliance would require the H&S Parties to exceed the limitations set forth on Schedule 10.1(e).

SECTION 10.2 Retention of Records. Subject to Section 10.1, if either of the Parties or their respective Subsidiaries intends to dispose of any documentation (including documentation that is being retained pursuant to IRS guidelines, such as Revenue Procedure 98-25 and Revenue Procedure 97-22) relating to the Taxes of the Parties or their respective Subsidiaries for which the other Party may be responsible pursuant to the terms of this Agreement (including Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Party describing the documentation to be destroyed or disposed of 60 Business Days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding 60 day period.

SECTION 10.3 Confidentiality. For the avoidance of doubt, to the extent applicable, the obligations imposed pursuant to the Separation and Distribution Agreement (including those specified in Section 11.8 of the Separation and Distribution Agreement) with respect to confidentiality shall apply with respect to any information relating to Tax matters.

ARTICLE XI

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

SECTION 11.1 Allocation of Tax Attributes. Each Party shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (d) reasonably determined by the Party to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Tax Periods ending on the Distribution Date. Each Party agrees to provide the other Party with all of the information supporting the Tax Attribute determinations made by that Party pursuant to this Section 11.1.

SECTION 11.2 Third Party Tax Indemnities and Benefits.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any H&S Party is a party, any H&S Party has the right to indemnification by any Person (other than any H&S Party or Fortune Brands Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, H&S shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any Fortune Brands Party is a party, any Fortune Brands Party has the right to indemnification by any Person (other than any H&S Party or Fortune Brands Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, Fortune Brands shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

SECTION 11.3 Allocation of Tax Items. All determinations (whether for purposes of preparing Tax Returns or for purposes of determining a Party’s responsibility for Taxes under this Agreement) regarding the allocation of Tax items between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion of such Straddle Tax Period that begins the day after the Distribution Date shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b) or of a corresponding provision under the Laws of the applicable taxing jurisdiction; provided, however, that Tax items may be ratably allocated to the extent provided by and pursuant to the principles of Treasury Regulations Section 1.1502-76(b)(2)(ii). Any such allocation of Tax items shall initially be determined by Fortune Brands. To the extent that H&S disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Section 12.2.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Entire Agreement; Exclusivity. This Agreement, including the Schedules and Exhibits referred to herein contains the entire understanding of the Parties with regard to the subject matter contained herein, and supersedes all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Fortune Brands Parties, on the one hand, and any of the H&S Parties, on the other hand, with respect to all matters related to Taxes or Tax Returns of the Fortune Brands Parties or the H&S Parties. Except as specifically set forth in the Separation and Distribution Agreement or any other Transaction Agreement, all matters related to Taxes or Tax Returns of any of the Fortune Brands Parties or the H&S Parties shall be governed exclusively by this Agreement.

SECTION 12.2 Dispute Resolution; Mediation.

(a) Subject to Section 12.2(c), either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement (a “Dispute”), shall provide written notice thereof to the other Party, and following delivery of such notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within 30 days after the delivery of such notice, the Dispute shall be submitted to mediation in accordance with Section 12.2(b).

(b) Any Dispute not resolved pursuant to Section 12.2(a) shall, at the written request of any Party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in Chicago, Illinois. The parties shall have 20 days from receipt by a party (or parties) of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other party), that the CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by any other party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other party except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days of receipt by a party (or parties) of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 12.4.

(c) Notwithstanding the foregoing provisions of this Section 12.2, (i) any party may seek preliminary provisional or injunctive judicial relief without first complying with procedures set forth in Section 12.2(a) and Section 12.2(b) if such action is necessary to avoid irreparable damage and (ii) either party my initiate litigation before the expiration of the periods specified in Section 12.2(b) if such party has submitted a Mediation Request and the other party has failed to participate.

SECTION 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

SECTION 12.4 Submission to Jurisdiction; Waiver of Jury Trial. Each of Fortune Brands and H&S, on behalf of itself and each of its Affiliates, hereby irrevocably (a) submits in any Dispute to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois, (b) waives any and all objections to jurisdiction that they may have under the Laws of the State of Illinois or the United States, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.11 shall be effective service of process for any litigation brought against it in any such court and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE (AS DEFINED HEREIN).

SECTION 12.5 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Fortune Brands and H&S.

SECTION 12.6 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party, it is in writing signed by an authorized representative of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 12.7 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 12.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

SECTION 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either party under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 12.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 12.11 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing or (d) if sent by nationally recognized overnight courier, on the first Business Day following the date of dispatch; and shall be addressed as follows:

If to Fortune Brands prior to the Effective Time, to:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention:  General Counsel

Facsimile:  847-484-4490

If to Fortune Brands at or after the Effective Time, to:

Fortune Brands, Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Attention:  General Counsel

Facsimile:  847-948-8610

If to H&S, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention:  General Counsel

Facsimile:  847-484-4490

or to such other address as such party may indicate by a notice delivered to the other party.

SECTION 12.12 Performance. Fortune Brands will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Fortune Brands Party. H&S will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any H&S Party.

SECTION 12.13 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 12.14 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the Fortune Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

SECTION 12.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of H&S or Fortune Brands, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of H&S or Fortune Brands, as applicable, under this Agreement and, to the fullest extent legally permissible, each of H&S and Fortune Brands, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable Law.

SECTION 12.16 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the Parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

SECTION 12.17 No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

SECTION 12.18 Changes in Law. If, due to any change in applicable Law or regulations or their interpretation by any Governmental Authority having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

SECTION 12.19 Authority. Each of the Parties represents to the other Party that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

SECTION 12.20 Tax Allocation Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the Fortune Brands Parties, on the one hand, and any of the H&S Parties, on the other hand (other than this Agreement or in any other Transaction Agreement), shall automatically terminate as of the Distribution Date and, after the Distribution Date, no Party to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

SECTION 12.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.

FORTUNE BRANDS, INC.

By:
Name:
Title:

FORTUNE BRANDS HOME & SECURITY, INC.

By:
Name:
Title: